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                                        January 23, 1998

CONFIDENTIAL

Aladdin Gaming, LLC
3667 Las Vegas Blvd. South
Las Vegas, NV 89109

Attn:  Mr. Cornelius T. Klerk
       Chief Financial Officer

     Re: $80,000,000 Financing Facility from General Electric Capital Corporation ("GE Capital") to Aladdin Gaming, LLC (the "Obligor")

Ladies and Gentlemen:

     Obligor has advised GE Capital that Obligor is seeking up to $80 million of financing (the "Financing") for the proposed purchase by Obligor of new furniture and equipment, and gaming equipment, for the Aladdin Hotel Casino (the "Transaction").

     We anticipate that Obligor is a domestic operating company that will directly own and operate the assets used in its business.

     You have asked that the Financing include: $60 million to purchase new furniture and equipment (other than gaming equipment) for the Aladdin Hotel Casino (the "Synthetic Lease Facility") and a $20 million term loan to purchase gaming equipment for the Aladdin Hotel Casino (the "Term Loan Facility"; and together with the Synthetic Lease Facility being referred to, collectively, as the "Facilities").

     Based on our understanding of the Transaction as described above and the information which you have provided to us, GE Capital is pleased to advise you
(a) of its commitment to provide the Financing described in this letter (the "Commitment Letter") in the amount of $60 million, and (b) of the commitment of Credit Suisse First Boston Corporation ("First Boston") to provide the financing described in this letter in the amount of $20 million, subject to the following terms and conditions. GE Capital's affiliate, GECC Capital Markets Group, Inc. ("GECMG") will seek to arrange for a portion of the Financing to be syndicated to other financial institutions on the terms and conditions more fully described herein.


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CO-AGENTS:               GE Capital and First Boston

SYNDICATION AND
DOCUMENTATION AGENT:     GECMG



SUMMARY OF PROPOSED TERMS FOR SYNTHETIC LEASE FACILITY

TRANSACTION TYPE:        The Synthetic Lease Facility is structured as a lease
                         intended for security ("Lease"). The parties acknowledge that it is the intention of Obligor to be considered the owner of the Lease Property (as hereinafter defined) for tax purposes, and it is the desire of Obligor to structure the Synthetic Lease
                         Facility as an operating lease for accounting purposes.

LESSOR: GE Capital and other parties acceptable to GE Capital and to Obligor (which acceptance by Obligor shall not unreasonably be withheld, delayed or conditioned)

LESSEE:                  Aladdin Gaming, LLC.

AMOUNT:                  $60 million.

BASIC LEASE TERM
COMMENCEMENT DATE:       Same as Construction Completion Date (as hereinafter
                         defined).

BASIC LEASE TERM:        Three (3) years from Basic Lease Term Commencement
                         Date.

RENEWAL LEASE TERM:      At Obligor's option, up to two (2) one-year renewal
                         periods from the end of the Basic Lease Term.

PAYMENTS/AMORTIZATION:   Payments shall be made quarterly, in arrears,
                         calculated such that there will be eighty percent (80%) amortization of principal at the end of the Basic Lease
                         Term and the maximum two (2) Renewal Lease Terms. The remaining balloon payment will be twenty percent (20%) of the principal.

LEASE RENTAL FACTOR:     Calculated to be 5.6639% of the Lease Funding Amount
                         (as hereinafter defined) per quarter. The quarterly rental installment shall consist of distinct principal and interest components. The Lease Rental Factor was calculated at an interest rate of 10.1875% which represents a spread of 425 basis points over the Base
                         Index (as hereinafter defined) (5.9375%). Five (5) days prior


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                         to the Basic Lease Term Commencement Date, the Lease
                         Rental Factor will be calculated on the basis of the floating rate Base Index plus the higher of (a) 425 basis points, or (b) the weighted average spread used to calculate the interest rate on Obligor's Senior Credit Facility (as hereinafter defined) plus 125 basis points; and such spread shall be fixed throughout the Basic Lease Term and any available Renewal Lease Terms. The Lease Rental Factor will be adjusted quarterly based on changes to the Base Index.

BASE INDEX:              The reserve-adjusted 90-day London Interbank Offering
                         Rate.

LEASE PROPERTY:          GE Capital shall be secured by a first priority
                         security interest in specified assets (but not the income generated therefrom), mutually agreed upon by Obligor and GE Capital, selected from a pool of new furniture and equipment (other than gaming equipment), substantially similar to the types of furniture and equipment described on Exhibit A attached hereto, with an estimated cost of $60 million, including freight, installation, sales tax and other costs not to exceed twelve percent (12%) of total cost.

EQUIPMENT LOCATION:      The Aladdin Hotel Casino located in Las Vegas, Nevada.

LEASE FUNDING AMOUNT:    100% of Obligor's acquisition cost of the Lease
                         Property, up to $60 million.

INTERIM LEASE
FUNDING AMOUNT:          Up to $60 million, subject to no default then having
                         occurred and be continuing under any of Obligor's financing, construction or other material agreements
                         (subject to the rights with respect to assumption and/or cure of the lenders under Obligor's Senior
                         Credit Facility, as set forth in an intercreditor agreement to be negotiated between such lenders and GE Capital (the "Intercreditor Agreement")), and satisfaction of all conditions precedent to funding as outlined herein and as defined in the definitive documents between the parties. Advances of the Interim
                         Lease Funding Amount shall be made once per month during the Interim Funding Period.

                         Any Interim Lease Funding Amount advanced under the Synthetic Lease Facility shall be made under an interim schedule, which shall be converted to a final schedule under the Lease on the Basic Lease Term Commencement Date.

INTERIM LEASE
REPAYMENT TERMS:         Floating rate interest-only payments due monthly in
                         arrears


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                         during the Interim Funding Period (as hereinafter
                         defined) based on the Interim Lease Funding Amount. At Obligor's option, interest will be calculated at either
                         (a) 30-Day LIBOR plus the higher of (1) 425 basis points, or (2) the weighted average spread used to calculate the interest rate on Obligor's Senior Credit Facility plus 125 basis points, or (b) the Prime Rate (as hereinafter defined) plus 275 basis points; and such spread shall be fixed throughout the Interim Funding Period, and 30-Day LIBOR or the Prime Rate will be adjusted monthly based on changes thereto. For purposes hereof, "30-Day LIBOR" shall mean the reserve-adjusted 30-day London Interbank Offering Rate on the date of determination. For purposes hereof, the "Prime Rate" shall mean the prime rate of interest published in THE WALL STREET JOURNAL on the date of determination. Obligor shall elect such option prior to the initial Interim Lease Funding Date and such election shall remain in effect during the Interim Funding Period.

OPTIONS AT LEASE
TERM EXPIRATION:         Subject to the Fixed Purchase Price provisions set
                         forth below, at the end of the Basic Lease Term or any Renewal Lease Term, Obligor may: (i) purchase all, but not less than all, of the Lease Property at the purchase price calculated as specified below (the
                         "Fixed Purchase Price"), estimated to represent the Lease Property's then fair value, (ii) renew the Lease for all, but not less than all, of the Lease Property for up to two (2) additional one-year terms (with respect to the end of the Basic Lease Term) at the Lease Rental Factor set forth above, subject to the conditions set forth above in the Renewal Lease Term section, or (iii) return all but not less than all, of the Lease Property to GE Capital subject to GE Capital's return conditions and the payment to GE Capital of the Fixed Purchase Price as outlined below.

FIXED PURCHASE PRICE:    If Obligor elects to return the Lease Property at the
                         expiration of the Basic Lease Term or any subsequent
                         Renewal Lease Term, Obligor would pay to GE Capital a rent payment equal to the Fixed Purchase Price.
                         Obligor and GE Capital would then arrange for the sale of the Lease Property. Upon the sale of all of the Lease Property, GE Capital would return to Obligor an amount equal to the Lessor's Residual Risk Amount (as hereinafter calculated) plus any net sale proceeds in excess of the GE Capital's Residual Risk Amount, less reasonable remarketing and carrying costs (which amount to be returned by GE Capital to Obligor may be subject to a security interest grated by Obligor to the Lenders under Obligor's Senior Credit Facility).

                              Fixed            Lessee's     Lessor's Residual
          End of Year    Purchase Price*     Obligations*     Risk Amount*
          -----------    ---------------     ------------     ------------

          -------------------------------------------------------------------
          3              56.8849             43.2267             13.6582
          -------------------------------------------------------------------
          4              39.3693             33.0159              6.3534
          -------------------------------------------------------------------
          5              20.0000             15.6029              4.3971
          -------------------------------------------------------------------


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               (*expressed as a percentage of the Funding Amount)

LESSOR'S RESIDUAL
RISK AMOUNT:             Lessor's Residual Risk Amount as outlined above,
                         provided there is no default under the Lease (as defined in the definitive financing documents to be executed between the parties), is non-recourse to Obligor, i.e. GE Capital will look solely to the value of the Lease Property for repayment.

CONTINGENT RENTAL:       Upon termination of the Lease at the end of the Basic
                         Lease Term or any Renewal Lease Term, should the Lease
                         Property be returned to GE Capital by Obligor, GE Capital will calculate a Contingent Rental for the full lease term, on a quarterly basis, equal to the sum of (a) 85% of the per annum increase in the United
                         States Consumer Price Index reported in each quarter as currently calculated, or a replacement index with a similar calculation acceptable to GE Capital, multiplied by the Lease Funding Amount, and (b) an amount to be determined based on the differential between (1) the average annual revenues generated at the Aladdin Hotel Casino for the period from November
                         1, 1992 through termination of current operations
                         (estimated to be November 25, 1997), and (2) the average annual revenues generated at the Aladdin Hotel
                         Casino for the period from the Construction Completion
                         Date through and including the subsequent sixty (60) months. The total amount of Contingent Rental will be capped at a maximum percentage of the Lease Funding
                         Amount as follows:

                                                              Floating Rate
                         Lease Termination                       Maximum
                          at End of Year                    Contingent Rental*
                         -----------------                  ------------------

                         ------------------------------------------------------
                         3                                              13.66%
                         ------------------------------------------------------
                         4                                               6.36%
                         ------------------------------------------------------
                         5                                               4.40%
                         ------------------------------------------------------

                         (*expressed as a percentage of the Funding Amount)

                         Upon completion of the sale of the Lease Property to a third party, Lessee shall pay to Lessor that portion (if any) of the Lessor's Residual Risk Amount not satisfied by application of the net sale proceeds; provided, however, that in no event shall the amount of Contingent Rent required to be paid by Obligor to GE Capital exceed the Floating Rate Maximum Contingent Rental specified above.


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SUMMARY OF PROPOSED TERMS FOR TERM LOAN FACILITY

LENDER: GE Capital and other parties acceptable to GE Capital and to Obligor (which acceptance by Obligor shall not unreasonably be withheld, delayed or conditioned).

BORROWER:                Aladdin Gaming, LLC

AMOUNT:                  $20 million

TERM:                    Five (5) years.

TERM LOAN
COMMENCEMENT DATE:       Same as Construction Completion Date.

PAYMENTS/AMORTIZATION:   Payments shall be made quarterly, in arrears,
                         calculated such that principal will be amortized as follows:

                              Quarter          Percent Amortization
                              -------          --------------------
                                 1-4                   3.25
                                 5-8                   3.5
                                 9-12                  4.0
                                 13-16                 4.5
                                 17-19                 4.75
                                 20                   24.75

INTEREST RATE:           The interest rate will be calculated five (5) days
                         prior to the Term Loan Commencement Date on the basis of the floating rate Base Index plus the higher of
                         (a) 425 basis points, or (b) the weighted average spread used to calculate the interest rate on Obligor's
                         Senior Credit Facility on such date plus 125 basis points; and such spread shall be fixed throughout the Term. The Interest Rate will be adjusted quarterly, based on changes to the Base Index, if applicable.

COLLATERAL:              GE Capital shall be secured by a first priority
                         security interest in specified new gaming equipment, mutually agreed upon by Obligor and GE Capital with an estimated cost of $20 million, including freight, installation, sales tax and other costs not to exceed twelve percent (12%) of total cost. The Lender shall not be considered the owner of


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                         the Collateral for Nevada regulatory purposes.

COLLATERAL LOCATION:     The Aladdin Hotel Casino located in Las Vegas, Nevada.

TERM LOAN
FUNDING AMOUNT:          One hundred percent (100%) of Obligor's acquisition
                         cost of the Collateral, up to $20 million.

INTERIM TERM LOAN
FUNDING AMOUNT:          Up to $20 million, subject to no default then having
                         occurred and be continuing under any of Obligor's financing, construction or other material agreements
                         (subject to the rights with respect to assumption and/or cure of the lenders under Obligor's Senior
                         Credit Facility, as set forth in the Intercreditor
                         Agreement), and satisfaction of all conditions precedent to funding as outlined herein and as defined in the definitive documents between the parties.
                         Advances of the Interim Term Loan Funding Amount shall be made once per month during the Interim Funding
                         Period.

                         Any Interim Term Loan Funding Amount advanced under the Term Loan Facility shall be evidenced by an interim promissory note, which shall be converted to a final promissory note on the Term Loan Commencement Date.

INTERIM TERM LOAN
REPAYMENT TERMS:         Floating rate interest-only payments due monthly in
                         arrears during the Interim Funding Period based on the Interim Term Loan Funding Amount. At Obligor's option, interest will be calculated at either (a) 30-Day LIBOR plus the higher of (1) 425 basis points, or (2) the weighted average spread used to calculate the interest rate on Obligor's Senior Credit Facility plus 125 basis points, or (b) the Prime Rate plus 275 basis points;
                         and such spread shall be fixed throughout the Interim
                         Funding Period, and 30-Day LIBOR or the Prime Rate will be adjusted monthly based on changes thereto. Obligor shall elect such option prior to the Interim Funding
                         Date and such election shall remain in effect during the Interim Funding Period.


SUMMARY OF GENERAL TERMS

CONSTRUCTION             Trust Under Article 6 u/w/o Sigmund Sommer (the
"Trust"),
COMPLETION GUARANTORS:   London Clubs International PLC ("LCI"), and Aladdin
                         Bazaar Holdings, LLC ("Bazaar Holdings").


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Page 8


CONSTRUCTION
COMPLETION DATE:         The date on which construction of the Aladdin Hotel
                         Casino reasonably can be expected to be completed.

INTERIM FUNDING DATE:    Subject to the satisfaction of the conditions precedent
                         and to there being no default, GE Capital will commence funding of deliveries of the Lease Property and/or the Collateral up to six (6) months prior to the Construction Completion Date upon delivery to GE Capital on a monthly basis of such substantiation with respect to the Lease Property and the Collateral, and of the delivery thereof to Obligor, as may be required by GE Capital. GE Capital's construction consultant will certify to GE Capital that the Construction Completion Date is reasonably anticipated to occur not more than six (6) months after the Initial
                         Funding Date.

INTERIM FUNDING PERIOD:  The Interim Funding Date through the Construction
                         Completion Date.

VOLUNTARY TERMINATION:   Obligor will not have the ability to terminate the
                         Lease within the first twelve (12) months after the Basic Lease Term Commencement Date. Obligor will not have the ability to prepay the Term Loan within the first twelve (12) months after the Term Loan
                         Commencement Date. Thereafter, voluntary early termination and/or prepayment will be subject to the following penalties:


                         TERMINATION/PREPAYMENT DATE        PENALTY*
                         ---------------------------        --------
                         > 12 months and < 24 months          2.0%
                         -
                         > 24 months and < 48 months          1.0%
                         -
                         > 48 months                           0%
                         -
                         (*expressed as a percentage of the Funding Amount)

DEFAULT RATE:            From and after the occurrence of a default, the
                         interest rate will be increased by 200 basis points per annum over the implicit interest rate until the default or defaults are cured.

USE OF PREMISES:         In the event of a default which leads to a liquidation
                         of the Lease Property and/or the Collateral, subject to the provisions of the Intercreditor Agreement, Obligor would provide GE Capital with a time period of up to twelve (12) months in which to sell the Lease
                         Property and/or the Collateral on site, without cost to GE Capital.

FEES: As described in that certain fee letter of even date herewith.

TRANSACTION EXPENSES:    All reasonable and necessary documented transaction


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                         expenses including, but not necessarily limited to,
                         expenses of counsel (including counsel for GE Capital), due diligence, lien searches, UCC filings, and field audit(s), etc., would be for the account of Obligor.

SECURITY INTEREST:       The security interest granted by Obligor will be a
                         first priority security interest in the Lease Property and the Collateral (but not the income generated therefrom), and assignment of all improvements and/or additions to the Lease Property and the Collateral hereafter acquired. The Lease Property and the Collateral shall be free of all junior liens or encumbrances. Any and all existing and to be issued obligations of Obligor shall acknowledge the Facilities as senior indebtedness of Obligor. During the Interim
                         Funding Period, Obligor shall assign to GE Capital its rights under the purchase contracts for the Lease
                         Property.

DOCUMENTATION:           The Financing documentation will contain
                         representations and warranties; conditions precedent;
                         indemnities; events of default and remedies as required by GE Capital. Relevant documents shall include, but not be limited to, inter-creditor agreements and other material agreements, to be acceptable to GE Capital and shall contain cross-default and cross-acceleration provisions with all other indebtedness, and affirmative, negative and financial covenants similar to those contained in Obligor's Senior Credit Facility.
                         Financial reporting requirements shall be included in such documentation, as required from time to time, as specified therein, including (without limitation) a compliance certificate with supporting covenant computation signed by an authorized representative of Obligor. It is understood and agreed that GE Capital's counsel will draft all documentation (other than the Intercreditor Agreement) to be used in the Transaction.

SYNDICATION:             GECMG will syndicate the Financing with the assistance
                         of Obligor. Such assistance shall include, but not be limited to (i) prompt assistance in the preparation of an information memorandum to include any and all information pertinent to the syndication of the Financing ("Information Memorandum") and the verification of the completeness and accuracy of the information contained therein; (ii) preparation of offering materials and projections by Obligor and its advisors taking into account the proposed Transaction and Financing; (iii) providing GECMG with all information reasonably deemed necessary by GECMG to successfully complete the syndication;
                         (iv) confirmation as to the accuracy and completeness of such offering materials, information and projections; (v) participation of the senior management of Obligor and its affiliates in


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                         meetings and conference calls with potential
                         participants at such times and places as GECMG reasonably may request; and (vi) using best efforts to ensure that the syndication efforts benefit from existing lending relationships of Obligor and its affiliates.

                         GE Capital shall not commence the syndication of the Facilities until the earlier of (a) the completion of the Syndication of Obligor's Senior Credit Facility (but not before the closing thereof), or (b) three (3) months from the date on which Obligor's Senior Credit Facility is closed.

OTHER TERMS:             The Financing of the Facilities will require, among
                         other things, deliveries of, or compliance with covenants pertaining to, the following all in form and substance satisfactory to GE Capital:

                         - If necessary, Obligor and GE Capital shall negotiate and put in place an Agency Agreement whereby Obligor may acquire Lease Property as agent for GE Capital ("Agency Agreement").

                         - Obligor shall bear all risk of loss and damage to the Lease Property and the Collateral. Obligor is responsible for keeping the Lease Property and the Collateral insured with commercially reasonable insurance protection for Obligor's industry, size and risk and GE Capital's collateral protection (terms, underwriter, scope, and coverage to be acceptable to GE Capital); GE Capital named as loss payee (property/casualty) and additional insured (liability); and non-renewal/cancellation/amendment endorsements to provide thirty (30) days' advance notice to GE Capital; plus breach of warranty and waiver of subrogation endorsements. Any co-insurance coverage would be reviewed by GE Capital for acceptability.

                         - GE Capital shall require, on an itemized basis, fixed asset lists with complete descriptions of the Lease Property and the Collateral, including make (manufacturer), model numbers, serial numbers (if available), and original cost breakdown.
                              GE Capital shall also be granted the right to review purchase orders and


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                              invoices for the Lease Property and the Collateral
                              to verify payment. It is understood that such information shall, within five (5) days of any request by GE Capital, be provided by Obligor and/or its equipment vendor to GE Capital.

                         -    Obligor will have the right to remove
                              predetermined Lease Property and Collateral and substitute with like equipment equal to or greater in value and utility upon such further terms and conditions as Obligor and GE Capital shall agree.

                         - GE Capital shall require Obligor to indemnify it against any liability for environmental risks or hazards and any legal proceedings (etc.) as a result of an environmental related action or incident.

                         - Obligor shall maintain the Lease Property and the Collateral in accordance with standards consistent with manufacturer's specifications and customary to industry practice. Maintenance programs may be reviewed by GE Capital.

                         - The Facilities will be a net financing. Without limiting the generality of the foregoing, Obligor shall be responsible for all expenses, maintenance, insurance and taxes (other than taxes based solely upon the net income of GE Capital) relating to the purchase, lease, possession, use or rental of the Lease Property and the Collateral.

                         - All obligations of Obligor under the Facilities will be cross-defaulted to each other and to all other material indebtedness of Obligor. In addition, all such obligations under the Facilities shall be cross-collateralized with each other.

                         - Limitations on commercial transactions, management agreements, service agreements, and borrowing transactions between its officers, directors, employees and affiliates and intercompany loans among


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                              Obligor and its affiliates.

                         - Limitations on, or prohibitions of, cash dividends, other distributions to equity holders, payments in respect of subordinated debt, payment of management fees to affiliates and redemption of membership interests, common stock and preferred stock of Obligor or Construction Completion Guarantors (other than dividends issued with respect to the preferred stock of Aladdin Gaming Holdings, LLC ("Holdings") and reasonable management fees).

                         - Prohibitions of mergers, acquisitions, sale of Obligor, its stock membership interests or material portion of assets.

                         - Prohibitions of a direct or indirect change in control of Obligor.

                         - Financial covenants similar to those included in Obligor's Senior Credit Facility.

                         -    Governing law:  New York

CONDITIONS PRECEDENT     Closing of the Financing will be conditioned upon
                         receipt or satisfaction (all to GE Capital's
TO CLOSING:              satisfaction) of conditions precedent customary for
                         these types of credit facilities and others to be reasonably specified by GE Capital, including (without limitation) the following:

                         - Execution and delivery of all Transaction documents to GE Capital in a timely manner on or before March 31, 1998. The Transaction shall have been consummated on terms satisfactory to GE Capital.

                         - Obligor shall have obtained financing of a senior credit facility in the amount of $410 million ("Senior Credit Facility"), on terms and conditions substantially the same as the terms and conditions contained in that certain commitment letter dated December 4, 1997, as


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Page 13


                              amended to date, issued by The Bank of Nova Scotia and Merrill Lynch Capital Corporation to Obligor, Holdings, and LCI (the "Senior Credit Facility Commitment Letter").

                         - Obligor shall have received a cash equity contribution from Holdings of $110 million, accomplished by the sale of membership interests of Obligor, on terms and conditions substantially the same as the terms and conditions contained in the Holdings' offering memorandum (draft dated January 14, 1998) (the "Offering Memorandum").

                         - Contribution of an additional $50 million in cash equity to Obligor by LCI, on terms and conditions substantially the same as the terms and conditions contained in the Offering Memorandum.

                         - Contribution of land (the "Site") as equity in the amount of $77 million, satisfactory in all respects to GE Capital, in the Aladdin Hotel Casino, on terms and conditions substantially the same as the terms and conditions contained in the Offering Memorandum.

                         - Construction of the Aladdin Hotel Casino shall be substantially completed as defined by the parties and GE Capital's construction consultant shall provide to GE Capital a certificate confirming such substantial completion (at Obligor's expense).

                         - Completion by GE Capital of all legal due diligence with results satisfactory to GE Capital. Without limiting the foregoing, such due diligence shall include: review by GE Capital of, and GE Capital's reasonable satisfaction with, (i) the final capital (debt and equity) and legal structure of the Aladdin Hotel Casino (the "Project"), (ii) the final sources and uses of funds to be used to consummate the Project,
                              (iii) a market study,  (iv) cash flow projections,
                              (v) the Project budget, and (vi) other


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                              debt instruments and material contracts relating
                              to the Project.

                         - If and to the extent requested by GE Capital, environmental surveys or reviews in scope and form, by firms, and with results, acceptable to GE Capital.

                         - An independent appraiser shall substantiate the Lease Property's remaining useful economic life and requisite values at selected points throughout the Basic Lease Term and Renewal Lease Terms, including GE Capital's residual value assumptions. The appraisal shall be commissioned by and acceptable to GE Capital. The cost of such appraisal shall be paid by Obligor.

                         - A letter from a certified public accounting firm acceptable to GE Capital regarding Obligor's solvency at closing after taking into account the Transaction.

                         - GE Capital shall have received Obligor's projected pro-forma income statements, balance sheets and cash flow statements for five (5) years.

                         - The execution of a Keep-Well Agreement by Holdings, LCI and Bazaar Holdings in form and substance satisfactory to GE Capital (provided, however, that it is acknowledged that GE Capital is not a direct beneficiary thereof and has no rights with respect thereto, including no right to bring a cause of action with respect thereto).


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Page 15


                         - The execution of a Guaranty of Performance and Completion by the Trust, LCI and Bazaar Holdings in favor of each of the Administrative Agent and the Lenders under Obligor's Senior Credit Facility, in form and substance satisfactory to GE Capital (provided, however, that it is acknowledged that GE Capital is not a direct beneficiary thereof and has no rights with respect thereto, including no right to bring a cause of action with respect thereto).

                         - The execution of a Guaranty of Performance and Completion by the Trust, LCI and Bazaar Holdings in favor of the Noteholders with respect to Holdings' senior discount notes and the Contingent Guarantor (specified therein) in form and substance satisfactory to GE Capital (provided, however, that it is acknowledged that GE Capital is not a direct beneficiary thereof and has no rights with respect thereto, including no right to bring a cause of action with respect thereto).

                         - Obligor shall have obtained all permits, licenses, and similar governmental authorizations then required to have been obtained in connection with the development and construction of the Project, and any other required permits, licenses or governmental authorizations which have not then been obtained are of a type that are routinely granted on application and no facts or circumstances exist which indicate that any such required permit, license or governmental authorization will not be timely obtainable by Obligor without material difficulty, expense or delay prior to the time that it is required to have been obtained; and the Project shall be in compliance with any and all applicable gaming and regulatory requirements.

                         - At no time prior to a foreclosure of the Leased Property and/or the Collateral shall GE Capital or any other Lessor or Lender with respect to the Facilities be required to obtain any gaming or related licenses as a result of the Transaction (assuming no repossession of the Leased Property and/or the Collateral upon the occurrence of an event of default). GE Capital shall receive a favorable written opinion of counsel for Obligor, acceptable to GE Capital, regarding such licenses, in form and substance reasonably satisfactory to GE Capital, at Obligor's expense.

                         - Other satisfactory closing certificates and opinions of counsel in form and substance reasonably satisfactory to GE Capital, at Obligor's expense.


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Aladdin Gaming, LLC
Page 16


                         - GE Capital shall have received all fees and expenses required to be paid.

                         - There shall exist no pending or threatened material litigation, proceedings or investigations which (x) contest the consummation of the Transaction or the Project, or (y) could reasonably be expected to have a material adverse effect on the Transaction, the Project or on the financial condition, operations, assets, business, properties or prospects of Obligor, Holdings, LCI or Bazaar Holdings.

                         - All representations and warranties of Obligor in the Transaction documents shall be true, correct and complete in all material respects and Obligor shall deliver a certificate pursuant to which all such representations and warranties are reaffirmed in full and without material modification from such representations and warranties as originally made in the Transaction documents.

                         - No default or event which, with the giving of notice or the lapse of time, or both, would constitute a default by Obligor under the Senior Credit Facility, under any other agreement relating to the Transaction or the Project, or with respect to the Financing, shall have occurred and be continuing (subject to the rights with respect to assumption and/or cure of the lenders under Obligor's Senior Credit Facility, as set forth in the Intercreditor Agreement).

                         - A certified copy of the organizational documents and operating agreement of Obligor, together with a good standing certificate issued by the Secretary of State of Nevada with respect to Obligor.

                         - Certified resolutions and incumbency with respect to Obligor.

                         - All corporate proceedings required in connection with the Transaction on the part of Obligor shall be reasonably


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Aladdin Gaming, LLC
Page 17


                              satisfactory in form and substance to GE Capital.

                         - Evidence of insurance with respect to the coverages required by the Financing documents.

                         - Execution, delivery and filing or recording, as appropriate (at Obligor's expense), of all Uniform Commercial Code financing statements and other security documents (including lien releases) as may be required by GE Capital to perfect a first priority security interest in the Leased Property and the Collateral.

                         - GE Capital's construction consultant's certificate confirming that construction of the Project reasonably can be expected to be completed within six (6) months after the Interim Funding Date.

                         - The lenders with respect to the Senior Credit Facility, GE Capital and any other Lessor or Lender with respect to the Facilities or the Project shall have entered into the Inter-creditor Agreement, the form and content of which shall be satisfactory to GE Capital in its sole discretion and to the Administrative Agent under the Senior Credit Facility in its sole discretion. The Intercreditor Agreement shall include, among other provisions, (1) that for a period of up to six (6) months after the date on which the lenders under Obligor's Senior Credit Facility (or their nominee) take possession or assume control of the Aladdin Hotel & Casino, GE Capital shall have the right to sell the Leased Property and/or Collateral, on site, without cost to GE Capital; and (2) during such six (6) month period, the lenders under Obligor's Senior Credit Facility may cause the Leased Property and/or the Collateral to be placed in safe, secure storage on site or shall cause the then prevailing payments required to be paid under the Lease and the Term Loan to be paid to GE Capital unless and until GE Capital causes the Leased Property and/or the Collateral to be removed from the Aladdin Hotel & Casino.

                         - At all times, the funds then available to Obligor from all


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Aladdin Gaming, LLC
Page 18


                              sources shall be sufficient to pay all remaining costs anticipated to be incurred in connection with the completion of the Project, including (without limitation) interest payments and fees due to GE Capital and other Lessors and Lenders with respect to the Facilities during the period through the Construction Completion Date.

                         - The Financing shall not violate any law, governmental rule or regulation, including (without limitation) Regulation G, Regulation T, Regulation U or Regulation X of the Board of Governors of the Federal Reserve System.

                         - There shall have been no material adverse change in the financial condition, operations, assets, business, properties or prospects of Holdings or LCI since the date of their most recent audited financial statements delivered to GE Capital (subject to the rights with respect to assumption and/or cure of the lenders under Obligor's Senior Credit Facility, as set forth in the Intercreditor Agreement).

                         - The specified conditions must be satisfied with respect to the initial closing of the Financing and with respect to each funding of the Financing, including the provision of such bring-down certificates, opinions and confirmations as may be required by GE Capital.

     GE Capital's commitment hereunder is further subject to the execution and delivery of final legal, documentation reasonably acceptable to GE Capital and its counsel incorporating, without limitation, the terms set forth in this Commitment Letter, and completion of other customary conditions to GE Capital and its counsel's reasonable satisfaction.

     You agree that GECMG will act as the sole syndicate agent for the Transaction and that no additional agents, co-agents or arrangers will be appointed, or other titles conferred, without GECMG's consent.

     To ensure an orderly and effective syndication of the Financing, you agree that until the termination of the syndication, as determined by GECMG, you will not attempt to syndicate or issue, announce or authorize the announcement of the syndication of or issuance of, or engage in

Aladdin Gaming, LLC
Page 19


discussions concerning the syndication or issuance of, any debt facility or debt security (including any renewals thereof) (other than with respect to the Senior Credit Facility and the offering of Holdings' senior discount notes pursuant to the Offering Memorandum, which shall be closed not later than March 31, 1998), the financing of the Theater of the Performing Arts, the development on the Site of a retail project and another hotel project known as the Audrie/Harmon Project), without the prior written consent of GECMG.

     By signing this Commitment Letter, each party acknowledges that this Commitment Letter supersedes any and all discussions and understandings, written or oral, between or among GE Capital and any other person as to the subject matter hereof, including, without limitation, the proposal letter dated September 17, 1997 between GE Capital and Obligor (the "Proposal Letter"). No amendments, waivers or modifications of this Commitment Letter or any of its contents shall be effective unless expressly set forth in writing and executed by the parties hereto.

     This Commitment Letter is being provided to you on the condition that, except as required by law and except to the extent required in connection with the Offering Memorandum, neither it, the Proposal Letter, nor their contents will be disclosed publicly or privately except to those individuals who have a need to know of them as a result of their being specifically involved in the Transaction under consideration and then only on the condition that such matters may not, except as required by law, be further disclosed. No person to whom this Commitment Letter may be shown in violation of the above provisions is entitled to rely upon this Commitment Letter or any of its contents. Without limiting the generality of the foregoing, none of such persons shall, except as required by law, use the name of, or refer to, GE Capital, or any of its affiliates, in any correspondence, discussions, advertisement or disclosure made in connection with the Transaction without the prior written consent of GE Capital.

     Regardless of whether the Transaction or the Financing closes, Obligor agrees to pay upon demand to GE Capital all out-of-pocket expenses which may be incurred by GE Capital, First Boston or GECMG in connection with the Financing or the Transaction (including all reasonable legal, environmental, and other consultant costs and fees incurred in the preparation of this Commitment Letter, the Proposal Letter, and evaluation of any documenting of the Financing and the Transaction). Regardless of whether the Transaction or the Financing closes, Obligor shall indemnify and hold harmless each of GE Capital, First Boston, GECMG, their respective affiliates, and the directors, officers, employees, agents, attorneys and representatives of any of them (each, an "Indemnified Person"), from and against all suits, actions, proceedings, claims, damages, losses, liabilities and expenses (including, but not limited to, attorneys' fees and disbursements and other costs of investigation or defense, including those incurred upon any appeal), which may be instituted or asserted against or incurred by any such Indemnified Person in connection with, or arising out of, this Commitment Letter, the Proposal Letter, the Financing or the Transaction under consideration, the documentation related thereto, any other financing

Aladdin Gaming, LLC
Page 20


related thereto, any actions or failures to act in connection therewith, and any and all environmental liabilities and legal costs and expenses arising out of or incurred in connection with any disputes between or among any parties to any of the foregoing, and any investigation, litigation, or proceeding related to any such matters. Notwithstanding the preceding sentence, the indemnitors shall not be liable for any indemnification to an Indemnified Person to the extent that any such suit, action, proceeding, claim, damage, loss, liability or expense results solely from that Indemnified Person's gross negligence or willful misconduct, as finally determined by a court of competent jurisdiction. Under no circumstances shall GE Capital, First Boston, GECMG, or any of their respective affiliates be liable to you or any other person for any punitive, exemplary, consequential or indirect damages which may be alleged to result from this Commitment Letter, the Proposal Letter, the Transaction, the Financing, the documentation related thereto or any other financing, regardless of whether the Transaction or the Financing closes.

     Each party hereby expressly waives any right to trial by jury of any claim, demand, action or cause of action arising under this Commitment Letter, the Proposal Letter, any transaction relating hereto or thereto, or any other instrument, document or agreement executed or delivered in connection herewith or therewith, whether sounding in contract, tort or otherwise. Each party hereto consents and agrees that the state or federal courts located in New York County, City of New York, New York, shall have exclusive jurisdiction to hear and determine any claims or disputes between or among any of the parties hereto pertaining to this Commitment Letter, the Proposal Letter, the Financing or the Transaction under consideration, any other financing related thereto, and any investigation, litigation, or proceeding related to or arising out of any such matters, PROVIDED, that the parties hereto acknowledge that any appeals from those courts may have to be heard by a court located outside of such jurisdiction. Each party hereto expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and hereby waives any objection which such party may have based upon lack of personal jurisdiction, improper venue or inconvenient forum.

     This Commitment Letter is governed by and shall be construed in accordance with the internal laws (as opposed to conflicts of law provisions) of the State of New York.

     GE Capital shall have access to all relevant facilities, personnel and accountants of Obligor and its affiliates, and copies of all documents of Obligor and its affiliates which GE Capital may request, including business plans, financial statements (actual and pro forma), books, records, and other documents.

     This Commitment Letter shall be of no force and effect unless and until
(a) this Commitment Letter is executed and delivered to GE Capital on or before 5:00 p.m. Eastern Standard Time on January 30, 1998, at 777 Long Ridge Road, Building B - First Floor, Stamford, Connecticut 06927, and (b) such delivery is accompanied by payment of the initial portion of the Commitment Fee and any other fees or deposits due and payable to GE Capital as


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Aladdin Gaming, LLC
Page 21


herein provided. Once effective, GE Capital's obligation to provide financing in accordance with the terms of this Commitment Letter shall cease if the Transaction does not close, or the funding of the Financing is not completed for any reason, on or before that date which is twenty-six (26) months after Obligor's Senior Credit Facility closes (if no FORCE MAJEURE has then occurred; provided that such date may be extended for up to twelve (12) months if a FORCE MAJEURE has then occurred) (unless extended beyond such date with the prior written consent of GE Capital and First Boston, at their sole discretion); and GE Capital, First Boston and their affiliates shall not have any liability to any person in connection with its refusal to fund the Financing or any portion thereof after such date.

Aladdin Gaming, LLC
Page 22


     We look forward to continuing to work with you toward completing this transaction.

                                        Sincerely,

                                        GENERAL ELECTRIC CAPITAL CORPORATION
                                        CAPITAL FUNDING, INC.



                                        By:
                                            ------------------------------------
                                            Daniel P. Gioia
                                            Senior Risk Analyst


AGREED AND ACCEPTED this
23rd day of January, 1998

ALADDIN GAMING, LLC



By:
   ---------------------------
Its:
     -------------------------